Exhibit 99.2

Company Overview

We are an independent oil and natural gas company engaged in the production, development, acquisition and exploitation of crude oil and natural gas properties. Our properties are located exclusively in the transitional coastline in protected in-bay environments on parish and state leases in south Louisiana. The properties span 12 fields which are characterized by over 30 years of development drilling and production history, including Grand Bay field which has over 70 years of production history and over 250 MMBoe produced to date, yet remains virtually unexplored at depths greater than 15,000 feet. We believe the quality and location of our properties reduce our development risk and promote operating efficiencies which help to reduce our lifting costs. Our properties, the majority of which were acquired in July 2008, cover an estimated 33,869 gross acres (31,125 net) and substantially all are held by production (‘‘HBP’’) without near-term lease expirations. We do not hold, nor do we conduct operations in, any properties in the Gulf of Mexico that are subject to the oversight of the U.S. Bureau of Ocean Energy Management, Regulation and Enforcement (‘‘BOEMRE’’). Instead, our properties are subject to regulation by the Louisiana Department of Natural Resources and other state and parish governmental bodies.

As of January 1, 2011, our total proved reserves were 18.0 MMBoe, consisting of 7.9 MMBbls of oil and 60.9 Bcf of natural gas. The PV-10 of our proved reserves was $316.0 million based on SEC pricing. The PV-10 of our proved reserves, based on NYMEX strip pricing, was $437.9 million. Additionally, we had probable reserves of 10.5 MMBoe, consisting of 4.2 MMBbls of oil and 38.0 Bcf of natural gas. Moreover, our reserve base includes significant undeveloped and exploratory drilling opportunities, which we believe are relatively low risk.

During 2010, we added 935 MBoe of proved reserves and produced 864 MBoe, of which 64% was oil. As of March 31, 2011, our development opportunities included 54 proved behind pipe and shut-in opportunities in eight fields, 92 proved undeveloped opportunities within 37 proposed wells in five fields and 51 probable behind pipe and shut-in development opportunities. Additionally, we have 33 probable undeveloped opportunities, 13 possible behind pipe and shut-in development opportunities and 21 possible undeveloped opportunities. For the three months ended March 31, 2011, our production totaled 206 MBoe, or 2,284 Boepd. Since April 1, 2011, we have completed six recompletions and one workover. Gross initial production rates from these wells amounted to 1,163 Boepd. Based on historical data from analogous wells and factoring in net revenue interests for state and parish royalties, we expect a net production increase of 724 Boepd on a stabilized basis from these wells.

We operated as debtors-in-possession under Chapter 11 of the U.S. Bankruptcy Code from March 31, 2009 until our exit from bankruptcy on May 14, 2010. As a result of declaring bankruptcy and the absence of availability under our credit facilities, we operated in a liquidity constrained environment from early 2009 through March 2011.

Our Adjusted EBITDAX for the twelve months ended March 31, 2011 totaled $31.4 million, and our development expenditures for the same period, which were funded through cash on hand and operating cash flow, totaled approximately $7.3 million. Our Adjusted EBITDAX margin for March 2011 was approximately $49.68 per Boe (excluding the effects of February production sold in March). Since April 1, 2011, we have completed our $7.4 million April Equity Offering (as defined herein) which, along with one-time receipts of an insurance settlement and severance tax refunds totaling $2.6 million (includes $0.1 million of interest), has provided increased liquidity and financial flexibility. As of May 4, 2011, our cash balance was approximately $20.0 million. We expect to gain substantial additional liquidity and financial flexibility as a result of the successful completion of this offering, our Concurrent Equity Offering (as defined herein) and our new revolving credit facility. We plan to utilize the added liquidity to increase our development budget and accelerate our planned investments in our inventory of proved developed nonproducing reserves and the development of our inventory of proved undeveloped reserves. We have prioritized our inventory of development opportunities to initially focus on the development of what we believe are low risk, high return projects, including workovers, recompletions, behind pipe and shut-in projects and development wells, after which we intend to strategically develop our remaining inventory of prospects.